Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-142271) pertaining to the DCP Midstream Partners, LP Long-Term Incentive Plan,
(2)	Registration Statement (Form S-3 No. 333-167108) of DCP Midstream Partners, LP, and
(3)	Registration Statement (Form S-3 No. 333-175047) of DCP Midstream Partners, LP;

of our report dated February 29, 2012, with respect to the consolidated financial statements of Discovery Producer Services LLC included in this Annual Report (Form 10-K) of DCP Midstream Partners, LP for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Tulsa, Oklahoma February 29, 2012